Exhibit 99.1

INVESTOR CONTACT:
Kerri Thurston
Phone | 913/397-8200
E-Mail | investor.relations@garmin.com

MEDIA CONTACT:
Ted Gartner
Phone  | 913/397-8200
E-Mail | media.relations@garmin.com

Garmin Reports First Quarter 2010 Results with Strong Margins and Pro Forma Earnings Growth

Cayman Islands/May 5, 2010/Business Wire

Garmin Ltd. (Nasdaq: GRMN - news) today announced results for the fiscal quarter ended March 27, 2010.

First Quarter 2010 Financial Summary:

•	Total revenue of $431 million, down 1% from $437 million in first quarter 2009
	•	Automotive/Mobile segment revenue decreased 15% to $221 million
	•	Outdoor/Fitness segment revenue increased 28% to $103 million
	•	Marine segment revenue increased 9% to $41 million
	•	Aviation segment revenue increased 12% to $66 million
•	Europe and Asia revenues grew, while North America revenues declined:
	•	North America revenue was $243 million compared to $265 million, down 8%
	•	Europe revenue was $145 million compared to $144 million, up 1%
	•	Asia revenue was $43 million compared to $28 million, up 54%
•	Gross margin increased both sequentially and year-over-year to 54% for first quarter 2010 from 46% in fourth quarter 2009 and 45% in first quarter 2009
	•	Operating margin increased year-over-year to 19%, compared to 13% in first quarter 2009
	•	Earnings per share decreased 21% to $0.19 from $0.24 in first quarter 2009; pro forma EPS increased 52% to $0.38 from $0.25 in the same quarter in 2009 (Pro forma earnings per share excludes the impact of foreign currency transaction gain or loss)
	•	Generated $196 million of free cash flow in first quarter 2010

Business Highlights:

•	Improved margins allowing us to post pro forma earnings growth in a period of declining revenue.
•	Posted strong growth in the outdoor/fitness segment as we continued to expand the product category in this market.
•	Recorded year-over-year growth in both aviation and marine as these markets have begun to show signs of stabilization.
•	Announced the Forerunner® 110 – the newest of our fitness watches which provides essential real-time workout data at an affordable price for runners, joggers and walkers.
•	Launched the GPSMAP 6000 and 7000 series chartplotters featuring Garmin G Motion™ technology with superior map panning and zooming.
•	Announced our proposed redomestication to Switzerland pending shareholder approval on May 20th.
•	Announced our 2010 annual cash dividend in the amount of $1.50 per share representing a one-time increase from $0.75 per share.
•	Repurchased 1.4 million shares of GRMN in the first quarter.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“The first quarter of 2010 provided mixed results but we view the overall trends in the business as positive indicators for the remainder of the year,” said Dr. Min Kao, chairman and chief executive officer of Garmin Ltd.   “While excess channel inventory led to a decline in the sell-in of PNDs, sell-through trends of our major United States retail partners continued to show year-over-year growth.  In addition, we generated strong revenue and margins in our outdoor/fitness, aviation and marine segments which allowed us to post pro forma earnings per share growth of 52% in the quarter.

Looking specifically at the auto/mobile segment, we believe that inventory levels normalized toward the end of first quarter and that sell-in to the retail channel has begun to more closely align to sell-through trends in the second quarter.  We anticipate that this segment will improve sequentially throughout the remainder of 2010.  The Asian market improved significantly in the first quarter with 51% PND unit growth.  We experienced strong results throughout much of the region and plan to build on this success in this growing market.  Pricing was a positive indicator in the quarter, with the average selling price (ASP) improving both year-over-year and sequentially.  Moving into the second quarter, we believe that we are well-positioned in the industry with new product introductions and promotional activities for the “dads and grads” selling season.

The outdoor/fitness segment posted revenue growth of 28% in the quarter on the heels of 10% growth during 2009.  We are excited about the global growth we have experienced for our well-respected products and will continue to build on these successes.  Around the globe and across the segment, we will continue to invest and innovate in this opportunity-rich market.

The aviation segment posted revenue growth of 12% as the retrofit market improved on a year-over-year basis.  While we are pleased with this result, recovery in the aviation market will generally lag that of the overall economy.  We continue to invest to achieve our strategic initiatives of expanding our presence and long-term growth opportunities in the business jet, helicopter and experimental aircraft markets.

In the marine segment, revenues grew 9% year-over-year and 22% sequentially as the marine season approached.  The industry is showing signs of recovery and we are well positioned as boaters prepare for the upcoming season.  We are also pleased to see our fully-networked marine electronics being integrated in the helm of boats and yachts this spring.

As we look toward the second quarter, we are launching new portable navigation devices, outdoor/fitness devices, and marine chartplotters.  These products will provide a catalyst for improved sales and profitability levels in the second quarter and include:

•	The nüvi® 3700 series, the thinnest PND in the market, making it ideal for both auto and pedestrian navigation and featuring nüRoute with trafficTrends™ and myTrends™ for the most efficient routing.
•	The Garmin-Asus Garminfone™ A50 in partnership with T-Mobile for distribution in the United States and with O2 for distribution in Germany, as well as the nüvifone™ A10 with KPN in the Netherlands with additional carriers to follow.
•	The Forerunner® 110 providing an even more affordable price point in our very popular Forerunner line-up.
•	The GPSMAP 700 series, a mid-range chart plotter featuring a 7” widescreen touch screen display offering all of the key functionality that value oriented customers are looking for.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“While top line results for the first quarter reflect some excess inventory challenges at retailers in the PND category, we still expect to achieve our full-year forecast previously provided for both revenues and EPS,” said Kevin Rauckman, chief financial officer of Garmin Ltd.  “This is a result of a number of trends that we experienced in first quarter 2010.  Sell-through of PNDs in the North American market grew and ASPs increased during the first quarter.  Outdoor/fitness, aviation and marine delivered solid results with strong first quarter revenues and margins.

Gross margin for the overall business was 54% in the first quarter with year-over-year margin improvement in all segments excluding marine.  The strong margin performance was partially driven by a refined warranty estimate that contributed 510 basis points on a consolidated basis.

Operating margin for the overall business increased to 19% when compared with 13% in the year-ago quarter with gross margin improvement partially offset by increased operating expenses.  Total operating expenses increased $10 million year-over-year or by 260 basis points as a percent of sales.  We reduced advertising expense by 25% primarily due to reduced cooperative advertising.  Other selling, general and administrative costs and research and development costs increased by $8 million and $7 million, respectively, on a year-over-year basis.  The research and development investment highlights our ongoing commitment to product innovation and long-term growth strategies.  Similarly to 2009, we believe that the first quarter will represent the low point for operating margins and with increased sales volumes during the remainder of the year, profitability levels are expected to improve.

We continued to generate strong free cash flow with $196 million generated in the quarter.  We had a cash and marketable securities balance of approximately $2.0 billion at the end of the quarter.  A portion of this cash was used to pay a $1.50 per share dividend to our shareholders in April and we will continue to put the cash to work through share repurchases and potential acquisitions.”

Raymarine Acquisition Announcement

On April 28, 2010, Garmin announced a cash offer of 15 pence per share to acquire all the shares of Raymarine plc.  This offer provides total consideration to Raymarine shareholders of approximately £12.5 million and implies an enterprise value of approximately £107.4 million when considering Raymarine’s most recently reported net debt of £94.9 million. This offer remains subject to shareholder acceptance and regulatory approvals, but Garmin expects to obtain the necessary merger control approvals.

Non-GAAP Measures

Pro Forma Net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure.  The majority of the Company’s consolidated foreign currency gain or loss results from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the various subsidiaries.  Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held.  However, there is minimal cash impact from such foreign currency gain or loss.  Accordingly, earnings per share before the impact of foreign currency translation gain or loss allow an assessment of the Company’s operating performance before the non-cash impact of the position of the U.S. Dollar versus other currencies, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to pro forma net income per share.

Garmin Ltd. And Subsidiaries
Net income per share (Pro Forma)
( in thousands, except per share information)

	13-Weeks Ended
	March 27,	March 28,
	2010	2009
Net Income (GAAP)	$37,329	$48,538
Foreign currency (gain) / loss, net of tax effects	$38,160	$1,975
Net income (Pro Forma)	$75,489	$50,513

Net income per share (GAAP):
Basic	$0.19	$0.24
Diluted	$0.19	$0.24

Net income per share (Pro Forma):
Basic	$0.38	$0.25
Diluted	$0.38	$0.25

Weighted average common shares outstanding:
Basic	199,926	200,352
Diluted	201,091	200,725

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
( in thousands)

	13-Weeks Ended
	March 27,	March 28,
	2010	2009

Net cash provided by operating activities	$200,131	$299,416
Less: purchases of property and equipment	$(3,935)	$(13,136)
Free Cash Flow	$196,196	$286,280

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

    When:         Wednesday, May 5, 2010 at 10:30 a.m. Eastern

    Where:        http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html

    How:    Simply log on to the web at the address above or call to listen in at (877) 303-7029 or  (224) 357-2224

    Contact:       investor.relations@garmin.com

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:                 Wednesday, May 5, 2010 at 10:30 a.m. Eastern
Where:                http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:                    Simply log on to the web at the address above or call to listen in at (877) 303-7029 or(224) 357-2224
Contact:              investor.relations@garmin.com

An archive of the live webcast will be available until June 4, 2010 on the Garmin website at http://www.garmin.com.  To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business.  Any statements regarding the company’s estimated earnings and revenue for fiscal 2010, the Company’s expected segment revenue growth rate, margins, new products to be introduced in 2010 and the company’s plans and objectives are forward-looking statements.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 26, 2009 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).  A copy of Garmin’s 2009 Form 10-K can be downloaded from

http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200.

Garmin, nüvi and Forerunner are registered trademarks, and G Motion, trafficTrends, myTrends, nüvifone and Garminfone are trademarks, of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share information)

	(Unaudited)
	March 27,	December 26,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$1,291,343	$1,091,581
Marketable securities	19,635	19,583
Accounts receivable, net	418,520	874,110
Inventories, net	356,073	309,938
Deferred income taxes	60,361	59,189
Prepaid expenses and other current assets	63,427	39,470

Total current assets	2,209,359	2,393,871

Property and equipment, net	432,606	441,338

Marketable securities	681,049	746,464
Restricted cash	941	2,047
Licensing agreements, net	6,573	15,400
Noncurrent deferred income tax	20,499	20,498
Other intangible assets, net	200,501	206,256

Total assets	$3,551,528	$3,825,874

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$109,904	$203,388
Salaries and benefits payable	34,017	45,236
Accrued warranty costs	58,814	87,424
Accrued sales program costs	41,201	119,150
Deferred revenue	35,835	27,910
Accrued advertising expense	10,135	34,146
Other accrued expenses	63,877	143,568
Income taxes payable	25,816	22,846
Dividend payable	299,957	-

Total current liabilities	679,556	683,668
Deferred income taxes	10,558	10,170
Non‐current income taxes	259,751	255,748
Non‐current deferred revenue	45,470	38,574
Other liabilities	1,258	1,267

Stockholders' equity:
Common stock, $0.005 par value, 1,000,000,000 shares authorized:
Issued and outstanding shares ‐199,128,000 as of
March 27, 2010 and 200,274,000 as of
December 26, 2009	994	1,001
Additional paid‐in capital	-	32,221
Retained earnings	2,552,920	2,816,607
Accumulated other comprehensive gain/(loss)	1,021	(13,382)

Total stockholders' equity	2,554,935	2,836,447
Total liabilities and stockholders' equity	$3,551,528	$3,825,874

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended
	March 27,	March 28,
	2010	2009

Net sales	$431,067	$436,699

Cost of goods sold	200,158	240,704

Gross profit	230,909	195,995

Advertising expense	17,400	23,225
Selling, general and administrative expense	67,678	59,777
Research and development expense	62,483	55,034
Total operating expense	147,561	138,036

Operating income	83,348	57,959

Interest income	6,879	5,097
Foreign currency	(46,537)	(2,438)
Other	1,833	(694)
Total other income (expense)	(37,825)	1,965

Income before income taxes	45,523	59,924

Income tax provision	8,194	11,386

Net income	$37,329	$48,538

Net income per share:
Basic	$0.19	$0.24
Diluted	$0.19	$0.24

Weighted average common
shares outstanding:
Basic	199,926	200,352
Diluted	201,091	200,725

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	13-Weeks Ended
	March 27,	March 28,
	2010	2009
Operating Activities:
Net income	$37,329	$48,538
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	13,543	13,574
Amortization	8,334	8,088
Gain on sale of property and equipment	(6)	(3)
Provision for doubtful accounts	(1,260)	(1,101)
Deferred income taxes	(1,546)	(3,200)
Foreign currency transaction gains/losses	47,773	(420)
Provision for obsolete and slow moving inventories	3,140	7,709
Stock compensation expense	9,700	10,587
Realized losses/(gains) on marketable securities	(805)	1,274
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	436,446	318,095
Inventories	(50,168)	58,876
Other current assets	(606)	(1,128)
Accounts payable	(94,717)	(77,595)
Other current and non‐current liabilities	(216,868)	(88,727)
Deferred revenue	14,286	‐
Income taxes payable	(4,048)	3,993
Purchase of licenses	(396)	856
Net cash provided by operating activities	200,131	299,416

Investing activities:
Purchases of property and equipment	(3,935)	(13,136)
Purchase of intangible assets	(5,029)	(872)
Purchase of marketable securities	(74,303)	(68,662)
Redemption of marketable securities	146,073	16,638
Change in restricted cash	1,106	43
Net cash provided by/(used in) investing activities	63,912	(65,989)

Financing activities:
Proceeds from issuance of common stock from
stock purchase plan	2,725	119
Stock repurchase	(47,206)	(1,849)
Tax benefit related to stock option exercise	1,408	26
Net cash used in financing activities	(43,073)	(1,704)

Effect of exchange rate changes on cash and cash equivalents	(21,208)	(5,729)
Net increase/(decrease) in cash and cash equivalents	199,762	225,994
Cash and cash equivalents at beginning of period	1,091,581	696,335
Cash and cash equivalents at end of period	$1,291,343	$922,329

Garmin Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
	Outdoor/		Auto/
	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended March 27, 2010

Net sales	$102,736	$41,314	$220,924	$66,093	$431,067
Gross profit	$65,561	$24,231	$94,775	$46,342	$230,909
Operating income	$38,568	$8,929	$16,982	$18,869	$83,348

13-Weeks Ended March 28, 2009

Net sales	$80,004	$38,017	$259,586	$59,092	$436,699
Gross profit	$48,424	$22,878	$84,183	$40,510	$195,995
Operating income	$28,504	$10,572	$4,605	$14,278	$57,959